SECOND AMENDMENT TO THE
GPI SAVINGS PLAN
(As Amended and Restated Effective January 1, 2015)

WHEREAS, Graphic Packaging International, Inc. (the “Company”) maintains for the benefit of its employees the GPI Savings Plan (the “Plan”); and

WHEREAS, Section 13.1 of the Plan authorizes the Board of Directors of Graphic Packaging Holding Company (the “Board”) to amend the Plan at any time; and

WHEREAS, the Board has delegated to the Retirement Committee of Graphic Packaging International, Inc. (the “Retirement Committee”) the responsibility to make certain amendments to the Plan; and

WHEREAS, the Company has agreed to acquire 100% of the outstanding equity (the “Transaction”) of Walter G. Anderson, Inc. (“WGA”); and

WHEREAS, in connection with the Transaction, employees of WGA will became employees of the Company effective as of the closing date of the Transaction (the “Closing Date”); and

WHEREAS, the Retirement Committee deems it desirable to amend the Plan to recognize employees’ service with WGA for purposes of the Plan.

NOW, THEREFORE, BE IT RESOLVED, that, effective as of the Closing Date, the Plan is hereby amended as follows:

1.Subsection 1.101 of the Plan is amended by adding the following sentence to the end thereof:

“An Employee’s period of service with Walter G. Anderson, Inc., to the extent not otherwise counted hereunder, will be taken into account in determining his Year of Eligibility Service, provided that such Employee was employed by Walter G. Anderson, Inc. as of the close of business on date immediately preceding the closing date of the acquisition of Walter G. Anderson, Inc. by the Controlling Company.”

2.Subsection 1.102(d) of the Plan is amended to read as follows:

(d)    Predecessor Employer. An Employee’s periods of employment credited for vesting purposes under the Altivity Plan as of December 31, 2008 and the Rose City Plan as of December 31, 2015 will be taken into account in determining his Years of Vesting Service. An Employee’s periods of employment with Carded Graphics, LLC will be taken into account in determining his Years of Vesting Service, provided that such Employee was employed by Carded Graphics, LLC as of the close of business on September 31, 2015. An Employee’s periods of employment with Walter G. Anderson, Inc. will be taken into account in determining his Years of Vesting Service, provided that such Employee was employed by Walter G. Anderson, Inc. as of the close of business on date immediately preceding the closing date of the acquisition of Walter G. Anderson, Inc. by the Controlling Company.

3.Section 13.2 of the Loan Rules is amended by adding the following new subsection (c) to the end thereof:

(c)
W.G. Anderson. In the event a former participant in the Walter G. Anderson, Inc. Employees Retirement Savings Plan (the “WGA Plan”) elected to roll over the balance of his or her outstanding loan(s) to the Plan (in accordance with such uniform rules as then established by the Retirement Committee), such loan(s) shall remain outstanding and be repaid in accordance with their terms. Notwithstanding the fact that such Participant was permitted to roll over more than one loan from the WGA Plan as described in the preceding sentence, such Participant will not be allowed to receive an additional loan from the Plan until all loans rolled over from the WGA Plan have been fully repaid.

BE IT FURTHER RESOLVED, that the Retirement Committee has approved this Second Amendment to the GPI Savings Plan this 10th day of February, 2016.

GRAPHIC PACKAGING INTERNATIONAL, INC. RETIREMENT COMMITTEE MEMBERS

By:	/s/ Stephen Scherger
Stephen Scherger

By:	/s/ Carla J. Chaney
Carla J. Chaney

By:	/s/ Brad Ankerholz
Brad Ankerholz

By:	/s/ Debbie Frank
Debbie Frank

By:	/s/ Brian A. Wilson
Brian A. Wilson

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